FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     Continue. See Instructions 1()         Expires:             April 30, 1997
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1990

-------------------------------------------------------------------------------
 1. Name and address of Reporting Person

      Ende                          Joseph
     --------------------------------------------------------------------
     (Last)                          (First)                     (Middle)

                              33-16 Woodside Avenue
     --------------------------------------------------------------------
                                    (Street)

     Long Island City              New York                       11101
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)


-------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol

                    Brake Headquarters U.S.A., Inc. ("BHQU")

-------------------------------------------------------------------------------
 3. IRS Number
    of Reporting Person (Voluntary)
-------------------------------------------------------------------------------
 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
        7/98                           |
-------------------------------------------------------------------------------
 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [ X  ]  Director                     [ X  ]  10% Owner

        [ X  ]  Officer                      [    ]  Other (specify below)
                (give title below)

        President, Chief Executive Officer
        ----------------------------------   ---------------------------------

------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Chech applicable line)

        [ X  ]  Form filed by one Reporting Person

        [    ]  Form filed by more than one Reporting Person


------------------------------------------------------------------------------

-------------------------------------------------------------------------------
TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |     Code    |     V     |      Amount    | (A) or  |     Price
                                 |                           |             |           |                |   (D)   |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                     |     7/24/98               |      P      |           |      10,000    |    A    |    $.71875
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |         |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Month           |    Indirect (I)         |
                                 |    (Instr. 3 & 4)         |    (Instr. 4)           |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                     |   2,144,633               |         D               |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |      40,000               |         I               |  Shares are held by the Joseph and
                                 |                           |                         |  Sandra Lynn Ende Charitable Trust
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

-------------------------------------------------------------------------------
TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code        |    Securities Acquired
                                 |     Derivative Security   |                         |    (Instr. 8)  |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |  Code  |   V   |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


/s/    Joseph Ende                                           August 7, 1998
------------------------------------                       -------------------
       Joseph Ende                                                Date